Exhibit 10.2

ADDENDUM TO SERVICES AND LICENSE AGREEMENT

This Addendum (the "Addendum") to the Services and License Agreement dated 18th November 2009, by and between ParagonEX Limited., a company incorporated under the laws of British Virgin Islands ("ParagonEX") and WGM Services Ltd. (formerly Giona Trading Ltd.), a company incorporated under the laws of Cyprus ("WGM") (the "First Agreement"), and to the Services and License Agreement dated 25th February 2010, by and between ParagonEX and B Option Ltd., a company incorporated under the laws of the State of Israel ("B Option") (the "Second Agreement"), is made as of the 11th day of November, 2010.

WHEREAS ParagonEX and WGM entered the First Agreement, ParagonEX and B Option entered the Second Agreement and all the parties hereto entered an addendum to such agreements (the "First Addendum") (the First Agreement, the Second Agreement and the First Addendum shall be referred to herein together as: the "Agreements");

WHEREAS each party raised by itself and through its legal advisors, claims against the other party with respect to the Agreements; and WHEREAS the parties agreed to settle all the disputes between them and to amend the Agreements under the terms as provided herein;

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

1.
All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreements. For the purpose of this Addendum, WGM and B Option shall be considered as one party and ParagonEX shall be considered as one party.

2.
It is agreed that the first Monthly Minimum payment of the Processing Fees payable under the First Agreement (i.e. US$10,000) should be paid with respect to September 2010 (4 months from the Commencement Date) and that no such payment should be made with respect to any earlier period of time. The parties acknowledge that the Processing Fee for September, 2010 has already been paid by the Clients to ParagonEX prior to the date hereof.

3.
It is acknowledged by ParagonEX that all information collected by the Clients and stored on ParagonEX databases and/or the System shall be treated as Confidential Information of the Clients as defined in section 12 to the First Agreement and to the Second Agreement.

4.
It is agreed that section 10.3 to the First Agreement shall be cancelled, that the Clients shall not be obligated to implement a minimum Marketing Budget and that the Clients shall have the sole and absolute discretion to agree upon the amounts to be invested by them for marketing of the Clients' Websites. ParagonEX shall not have any right and/or claim in that respect.

5.
The Clients undertake, for a period of 18-months commencing on the effective date of this Addendum, not to enter into services and license agreements with third parties under which such third parties shall provide the Clients with binary options trading platform.

6.
It is agreed that ParagonEX shall provide the Clients with integration services regarding the implementation in the Clients' Websites of all the languages which the Clients shall require to implement in such Websites (without limitation with respect to the number of languages). In consideration for such integration services, the Clients shall pay (together) to ParagonEX a one-time fixed amount of US$10,000 (ten thousand US dollars) (out of which US$5,000 have already been paid and the remainder US$5,000 shall be paid following the launch of the "trading from the graph" feature in the Clients' Websites). It is agreed that, notwithstanding the provisions of the Agreements, such payment constitutes the sole and final consideration for such integration services which have been and for the integration services which shall be provided by ParagonEX to the Clients. ParagonEX undertakes to provide such integration services upon the Clients' request, from time to time, and in any event not later than 14 days from the date in which the Clients shall require such services.

7.
Subject to the compliance of the parties with the terms of this Addendum, each party hereby, irrevocably and unconditionally, waives, releases and forever discharges all rights and/or claims and/or demands that such party has and/or may have against the other party hereto and/or any of its affiliates and/or any of their shareholders and/or directors and/or officers and/or employees and/or representatives and/or organs, with respect to any matter and/or action related to the Agreements which took place prior to the date of this Addendum. Without derogating from the generality of the foregoing, each party waives any right and/or claim which such party has and/or may have against the other party with respect to any claimed debt and/or payment and/or other financial claim which such party has or may have against the other party as of the date hereof for any work and/or services provided prior to the date of this Addendum.

8.	All other terms and conditions of the Agreements shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date set forth above.

/s/ Arik Peretz	/s/ Shimon Citron	/s/ Haim Tabak
ParagonEX Limited	WGM Services Ltd.	B Option Ltd.

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